Exhibit 4.35

TRADITION CAPITAL BANK

www.tradition.bank

952-806-6600

February 21, 2019

RE:	Titan El Toro, LLC

Tradition Capital Bank Loan Agreement

To Whom It May Concern:

According to Section 4.10 of the Loan Agreement, Titan El Toro, LLC is required to maintain a Debt Service Coverage Ratio of 1.25 to 1.0. Lender hereby waives the violation of the Debt Service Coverage Ratio for 2018, and eliminates the requirement for 2019 and thereafter.

According to Section 4.19 of the Loan Agreement, Titan El Toro, LLC is required to maintain a Minimum Tangible Equity position of at least $225,000. Lender hereby waives the violations of the Equity Covenant for 2018, and eliminates the requirement for 2019 and thereafter.

According to Section 4.20 of the Loan Agreement, Titan El Toro, LLC shall maintain a Debt to Equity ratio of 4.0 or less. Lender hereby waives the violations of the Debt to Equity ratio for 2018 and eliminates the requirement for 2019 and thereafter.

Please let me know if you need any additional information.

Sincerely,

Tradition Capital Bank

Vonda Wurzburger

Senior Vice President

Member FDIC ● Equal Housing Lender